Exhibit (b)(ii)

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179	BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, NY 10036	MACQUARIE CAPITAL (USA) INC. MACQUARIE CAPITAL FUNDING LLC 125 West 55th Street New York, New York 10019
BARCLAYS 745 Seventh Avenue New York, NY 10019	CREDIT SUISSE AG CREDIT SUISSE LOAN FUNDING LLC Eleven Madison Avenue New York, New York 10010	ROYAL BANK OF CANADA RBC CAPITAL MARKETS, LLC 200 Vesey Street New York, NY 10281
UBS AG, STAMFORD BRANCH 600 Washington Boulevard Stamford, CT 06901 UBS SECURITIES LLC 1285 Avenue of the Americas New York, NY 10019	BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 3 Times Square New York, New York 10036	JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022
KKR CAPITAL MARKETS LLC KKR CORPORATE LENDING LLC 30 Hudson Yards New York, NY 10001	MIZUHO BANK, LTD. 1271 Avenue of the Americas New York, New York 10020	PSP INVESTMENTS CREDIT USA LLC 450 Lexington Avenue, 37th Floor New York, NY 10017
CONFIDENTIAL

February 18, 2021

Peraton Holding Corp.
Peraton Corp.
Peraton Inc.
c/o Veritas Capital Fund Management, L.L.C.
9 West 57th Street
New York, NY 10019

Project Jagman
Amended and Restated Commitment Letter

Ladies and Gentlemen:

Peraton Holding Corp., a Delaware corporation (“Holdings” or “you”) has advised JPMorgan Chase Bank, N.A. (“JPMCB”), Bank of America, N.A. (“BofA”), BofA Securities, Inc. (together with its designees and affiliates, “BofA Securities”), Macquarie Capital (USA) Inc. (“Macquarie Capital”), Macquarie Capital Funding LLC (“Macquarie Lender” and, together with Macquarie Capital, “Macquarie”), Barclays Bank PLC (“Barclays”), Credit Suisse AG, Cayman Islands Branch (acting through any of its affiliates or branches as it deems appropriate, “CS”) and Credit Suisse Loan Funding LLC (“CSLF” and, together with CS, “Credit Suisse”), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets, LLC (“RBCCM” and, together with Royal Bank, “RBC”), UBS AG, Stamford Branch (“UBSAG”), UBS Securities LLC (“UBSS” and, together with UBSS, “UBS”), Bank of Montreal (“BMO”), BMO Capital Markets Corp. (“BMOCM” and, together with BMO, “Bank of Montreal”), Jefferies Finance LLC (acting through such of its affiliates or branches as it deems appropriate, “Jefferies”), KKR Capital Markets LLC (“KCM”), KKR Corporate Lending LLC (“KCL” and, together with KCM, “KKR”), Mizuho Bank, Ltd. (“Mizuho”) and PSP Investments Credit USA LLC (acting through itself and/or any of its bona fide debt fund affiliates, “PSP”, and together with JPMCB, BofA, BofA Securities, Macquarie, Barclays, Credit Suisse, RBC, UBS, Bank of Montreal, Jefferies, KKR and Mizuho, the “Commitment Parties,” “we” or “us”) that (i) its indirect wholly owned subsidiary Peraton Inc. (“P Inc.”), a wholly owned subsidiary of Peraton Corp. (“P Corp.”), acquired on February 1, 2021 (the “Dutchman Acquisition”) all of the business previously identified to us and code-named “Dutchman” from Northrup Grumman Corporation, a Delaware corporation (“Seller”) and (ii) its direct parent company, Peraton Intermediate Holdings Inc. (“Intermediate Holdings”) intends to indirectly acquire (the “Jaguar Acquisition”; each of the Dutchman Acquisition and the Jaguar Acquisition are referred to herein as an “Acquisition”) a company previously identified to us as “Jaguar” (“Jaguar”).  The Dutchman Acquisition was consummated pursuant to the Purchase and Sale Agreement (the “Dutchman Acquisition Agreement”) by and between P Inc. and Seller. The Jaguar Acquisition shall be consummated pursuant to an Agreement and Plan of Merger (the “Jaguar Acquisition Agreement”; each of the Jaguar Acquisition Agreement and the Dutchman Acquisition Agreement are referred to herein as an “Acquisition Agreement”), by and among Jaguar ParentCo Inc. (“Jaguar Holdings”), a Delaware corporation and a direct, wholly owned subsidiary of Intermediate Holdings, and Jaguar Merger Sub Inc. (“Jaguar Merger Sub”), a Nevada corporation and a direct, wholly owned subsidiary of  Jaguar Holdings, and Jaguar and (iii) either (x) prior to the closing of the Jaguar Acquisition, Jaguar Holdings and Jaguar Merger Sub will become wholly owned subsidiaries of P Corp. or (y) following the closing of the Jaguar Acquisition, all of the equity of Jaguar Holdings and its subsidiaries shall be transferred, directly or indirectly, to P Corp., and P Corp. shall repay in full all indebtedness of Jaguar Holdings and its subsidiaries incurred pursuant to the facilities provided pursuant to the Jaguar Commitment Letter (as defined below) plus an additional amount to be mutually agreed between JPMCB and the Sponsor (as defined below) (the “Additional Consideration”) (the acquisition by P Corp. of Jaguar Holdings and its subsidiaries, the “Jaguar Contribution”).  All references to “dollars” or “$” in this Amended and Restated Commitment Letter and the annexes and any other attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars.  Capitalized terms used but not defined in this Commitment Letter shall have the meaning assigned to them in the Annexes attached hereto.  For purposes of this Commitment Letter, (i) “Dutchman Acquired Business” shall mean the “Business” (as defined in the Dutchman Acquisition Agreement) sold pursuant to the Dutchman Acquisition Agreement, which consists of (a) the Transferred CIMS Business (as defined in the Dutchman Acquisition Agreement), (b) the Transferred ISS Business (as defined in the Dutchman Acquisition Agreement), and (c) the Transferred Space Services Business (as defined in the Dutchman Acquisition Agreement), (ii) “Acquired Businesses” shall mean the Dutchman Acquired Business and Jaguar and (iii) “Jaguar Commitment Letter” shall mean that certain Amended and Restated Commitment Letter, dated as of the date hereof, by and between Jaguar Merger Sub, JPMCB and the other financial institutions party thereto.  This Commitment Letter amends, restates and supersedes in its entirety as of the date hereof that certain commitment letter (the “Original Commitment Letter”) dated as of January 27, 2021, by and between JPMCB and you, and such Original Commitment Letter shall be of no further force or effect; provided that, notwithstanding anything to the contrary herein, (x) JPMCB shall be entitled to the benefits of the indemnification and expense reimbursement provisions of this Commitment Letter as if they were in effect from the date of the Original Commitment Letter and (y) the confidentiality provisions contained in the Original Commitment Letter shall survive the execution and delivery of this Commitment Letter.

We understand that the sources of funds required to fund the consideration payable under the Acquisition Agreements, fund the Refinancing (as defined in Annex III hereto), to pay fees, commissions and expenses in connection with the Transactions (as defined below), and to provide ongoing working capital requirements of Holdings and its subsidiaries following the Transactions will include:

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A $2,445 million senior secured first lien credit facility consisting of (i) a $2,145 million term loan facility (the “Peraton First Lien Term Facility”) and (ii) a $300 million revolving credit facility (the “Peraton Revolving Facility” and, together with the Peraton First Lien Term Facility, the “Peraton First Lien Facilities”), in each case, under that certain First Lien Credit Agreement, dated as of February 1, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Peraton First Lien Credit Agreement”), by and among Holdings, P Corp., P Inc., JPMCB, as Administrative Agent (in such capacity, the “First Lien Administrative Agent”), and the other parties from time to time party thereto;

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An $855 million senior secured term loan (the “Peraton Second Lien Term Facility” and, together with the Peraton First Lien Facilities, the “Peraton Facilities”) under that certain Second Lien Credit Agreement, dated as of February 1, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Peraton Second Lien Credit Agreement” and, together with the Existing Peraton First Lien Credit Agreement, the “Existing Peraton Credit Agreements”), by and among Holdings, P Corp., P Inc., Alter Domus (US) LLC, as Administrative Agent (in such capacity, the “Second Lien Administrative Agent”), and the other parties from time to time party thereto;

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(i) A $3,775 million senior secured incremental term loan facility (the “First Lien Incremental Term Facility”) and (ii) $200 million of incremental revolving commitments (the “Incremental Revolving Commitments” and, together with the First Lien Incremental Term Facility, the “First Lien Facilities”), in each case, under the Existing Peraton First Lien Credit Agreement, as described in the Summary of Principal Terms and Conditions attached hereto as Annex I (the “First Lien Term Sheet”);

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a $1,340 million incremental senior secured second lien term loan facility (the “Second Lien Incremental Term Facility” and, together with the First Lien Facilities, the “Facilities”) under the Peraton Second Lien Credit Agreement, as described in the Summary of Principal Terms and Conditions attached hereto as Annex II (the “Second Lien Term Sheet” and together with the First Lien Term Sheet, the “Term Sheets”); and

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equity investments by one or more funds managed by Veritas Capital Fund Management, L.L.C. and/or its affiliates (collectively, “Sponsor”) and certain controlled affiliates and co-investors (the “Equity Investors”) in a direct or indirect parent of Holdings (in each case, consisting of common equity or otherwise on terms reasonably satisfactory to the Commitment Parties), to be contributed to P Corp. (together with (x) any rollover equity of members of the management of Jaguar (and, in the case of the Jaguar Acquisition, existing equity investors of Jaguar), (y) the fair market value of the existing equity in Holdings (or a direct or indirect parent of Holdings) immediately prior to the consummation of the Dutchman Acquisition (based on the methodology agreed between JPMCB and the Sponsor prior to the date of the Original Commitment Letter) and (z) if the Jaguar Acquisition closes prior to the Jaguar Contribution, the amount of equity contributions made to Jaguar Holdings by the Equity Investors in connection with the Jaguar Acquisition minus the amount of the Additional Consideration paid in connection with the Jaguar Contribution) equaling not less than 30% (such minimum amount, the “Minimum Equity Contribution Amount”) of the pro forma total net debt and equity capitalization of Holdings and its subsidiaries after giving effect to the Transactions (excluding for the avoidance of doubt, cash, any issued letters of credit, drawings under the Peraton Revolving Facility or the Incremental Revolving Commitments on the closing date of the Dutchman Acquisition or the closing date of the Jaguar Acquisition (or to refinance such amounts on the Closing Date), in either case, for working capital purposes and amounts funded under the Peraton Facilities or the Facilities to fund upfront fees or original issue discount as a result of the “market flex” provisions of the Fee Letter (as defined in the Existing Peraton First Lien Credit Agreement as in effect on the date hereof) or the Fee Letter) (the “Equity Contribution”), provided that on the Closing Date, the Sponsor and its controlled funds and affiliates will hold, directly or indirectly, no less than a majority of the aggregate amount of the equity of Holdings and shall have majority voting control over the voting interests of Holdings.

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As used herein, the term “Transactions” means the Dutchman Acquisition, the Jaguar Acquisition, the entering into of the Existing Peraton Credit Agreements, the Jaguar Commitment Letter, the Original Commitment Letter, this Commitment Letter, the entering into of the applicable Facilities and the initial borrowings thereunder, the Equity Contribution, the Refinancing and the payments of fees, commissions and expenses in connection with each of the foregoing.

1.          Commitments.

In connection with the foregoing, upon the terms described in the Term Sheets, and subject solely to the Specified Conditions (as defined below):

(a) (i) JPMCB is pleased to advise you of its commitment to provide 50.0% of each of the First Lien Facilities, (ii) BofA is pleased to advise you of its commitment to provide 10.0% of each of the First Lien Facilities, (iii) Macquarie Lender is pleased to advise you of its commitment to provide 7.5% of each of the First Lien Facilities, (iv) Barclays is pleased to advise you of its commitment to provide 5.0% of each of the First Lien Facilities, (v) CS is pleased to advise you of its commitment to provide 5.0% of each of the First Lien Facilities, (vi) Royal Bank is pleased to advise you of its commitment to provide 5.0% of each of the First Lien Facilities, (vii) UBSAG is pleased to advise you of its commitment to provide 5.0% of each of the First Lien Facilities, (viii) Bank of Montreal is pleased to advise you of its commitment to provide 2.5% of each of the First Lien Facilities, (ix) Jefferies is pleased to advise you of its commitment to provide 2.5% of each of the First Lien Facilities, (x) KCL is pleased to advise you of its commitment to provide 2.5% of each of the First Lien Facilities, (xi) Mizuho is pleased to advise you of its commitment to provide 2.5% of each of the First Lien Facilities and (xii) PSP is pleased to advise you of its commitment to provide 2.5% of each of the First Lien Facilities. JPMCB, Barclays, CS, UBSAG, Jefferies, Macquarie Lender, Royal Bank, Mizuho, Bank of Montreal, PSP and KCL, in such capacities, are referred to herein individually as a “First Lien Initial Lender” and collectively as the “First Lien Initial Lenders”. Each commitment of a First Lien Initial Lender shall be several and not joint with the commitments of each other First Lien Initial Lender.

 (b) JPMCB is pleased to advise you of its commitment to provide 100% of the Second Lien Incremental Term Facility. JPMCB, in such capacity, is referred to herein as a “Second Lien Initial Lender”; and together with the First Lien Initial Lenders, individually, each an “Initial Lender” and, collectively, the “Initial Lenders”.

2.          Titles and Roles; Syndication.

It is agreed that (a) each of JPMCB, BofA Securities, Macquarie Capital, Barclays, CSLF, RBCCM, UBSS,  BMOCM, Jefferies, KCM and Mizuho will act as a joint lead arranger, joint bookmanager and joint syndication agent for the First Lien Facilities (in such capacities, the “First Lien Lead Arrangers”) and, in consultation with you, will exclusively manage the syndication of the First Lien Facilities as more fully described below and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles and (b) JPMCB will act as the lead arranger and bookmanager for the Second Lien Incremental Term Facility (in such capacities, the “Second Lien Lead Arranger” and, together with the First Lien Lead Arrangers, the “Lead Arrangers”) and, in consultation with you, will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles.  It is further agreed that (x) no additional agents, co-agents, arrangers or bookmanagers will be appointed, and no Lender (as defined below) will receive compensation with respect to any of the Facilities outside the terms contained in this Commitment Letter and the Amended and Restated Fee Letter dated as of the date hereof addressed to you providing, among other things, for certain fees relating to the Facilities (the “Fee Letter”), which amends and restates in its entirety that certain Fee Letter, dated as of January 27, 2021, between JPMCB and you (the “Original Fee Letter”),  in order to obtain its commitment to participate in any of the Facilities, in each case unless you and the First Lien Lead Arrangers agree and (y) JPMCB will have “lead left” placement in any and all marketing materials or other documentation used in connection with the Facilities and shall hold the leading role and responsibilities conventionally associated with such “lead left” placement (in such capacity, the “Lead Left Arranger”).  It is agreed that JPMCB may perform any of its respective responsibilities hereunder as a Lead Arranger through its affiliate, J.P. Morgan Securities LLC.
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The First Lien Lead Arrangers reserve the right, prior to or after execution of the definitive documentation with respect to the First Lien Facilities (the “First Lien Facility Documentation”) and the Second Lien Incremental Term Facility (the “Second Lien Term Facility Documentation” and, together with the First Lien Facility Documentation, the “Facility Documentation”) to syndicate all or a portion of the First Lien Initial Lenders’ commitments to one or more institutions identified by the First Lien Lead Arrangers and reasonably acceptable to you (your consent not to be unreasonably withheld, delayed or conditioned) that will become parties to the applicable First Lien Facility Documentation (the Initial Lenders and the other institutions becoming parties to the applicable First Lien Facility Documentation with respect to all or a portion of the First Lien Facilities, other than, in any event, any Disqualified Institutions (as defined below), the “Lenders”).  Notwithstanding the First Lien Lead Arrangers’ right to syndicate the First Lien Facilities and receive commitments with respect thereto, unless you agree in writing, (i) each First Lien Initial Lender will not be relieved, released or novated from all or any portion of its commitments hereunder with respect to the First Lien Facilities prior to the initial funding under such First Lien Facilities, (ii) each First Lien Initial Lender may not assign or transfer all or any portion of its commitments hereunder until the initial funding of the First Lien Facilities has occurred (the date of such funding, the “Closing Date”) and (iii) each First Lien Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the initial funding of the First Lien Facilities on the Closing Date has occurred. Notwithstanding the foregoing, the Commitment Parties shall not syndicate to Disqualified Institutions (as defined in the Existing Peraton First Lien Credit Agreement).  Without limiting your obligations to assist with syndication efforts as set forth herein, the Initial Lenders agree that neither commencement nor completion of such syndication is a condition to its commitments hereunder.

The First Lien Lead Arrangers will manage all aspects of the syndication of the First Lien Facilities in consultation with you, including selection of additional Lenders in respect of the First Lien Facilities (which shall be reasonably acceptable to you), determination of when the First Lien Lead Arrangers will approach such potential additional Lenders, awarding of any naming rights in respect of the First Lien Facilities and the final allocations of the commitments in respect of the First Lien Facilities among such additional Lenders (which shall be reasonably acceptable to you). The First Lien Lead Arrangers intend to commence syndication efforts promptly following the date hereof, and you agree to assist, to cause Sponsor to assist, and to use commercially reasonable efforts to cause Jaguar to assist (prior to the closing date of the Jaguar Acquisition, only to the extent required by the Jaguar Acquisition Agreement) the First Lien Lead Arrangers in a syndication of the First Lien Facilities that is reasonably satisfactory to the First Lien Lead Arrangers and you until the earlier of (i) 30 days after the Closing Date and (ii) the completion of a Successful Syndication (as defined in the Fee Letter) (such earlier date, the “Syndication Date”).  To assist the First Lien Lead Arrangers in their syndication efforts, you agree that, until the Syndication Date, you will (a) promptly prepare and provide, and use commercially reasonable efforts to cause Jaguar to provide (prior to the closing date of the Jaguar Acquisition, only to the extent required by the Jaguar Acquisition Agreement), such information as we may reasonably request with respect to you, Jaguar, your and its respective subsidiaries and the Transactions, including but not limited to financial projections for you (the “Projections”), (b) use commercially reasonable efforts to ensure that such syndication efforts benefit from the existing lending relationships of you and the Sponsor and, to the extent practical and consistent with the Jaguar Acquisition Agreement, Jaguar, (c) make available appropriate members of your senior management, and use commercially reasonable efforts to cause Jaguar to make available (prior to the closing date of the Jaguar Acquisition, only to the extent required by the Jaguar Acquisition Agreement) appropriate management representatives of Jaguar, to prospective Lenders and prospective rating agencies, at times and locations to be mutually agreed upon, (d) host, with the First Lien Lead Arrangers, one “bank meeting” with prospective Lenders under the First Lien Facilities (and additional bank meetings only if reasonably deemed necessary by the Lead Left Arranger) at reasonable times, dates and locations to be mutually agreed upon (and which meeting or meetings may be a conference call in lieu thereof), (e) assist (and use commercially reasonable efforts to cause Jaguar to assist (prior to the closing date of the Jaguar Acquisition, only to the extent required by the Jaguar Acquisition Agreement)) the First Lien Lead Arrangers in the preparation of one or more customary confidential information memoranda (the “Confidential Information Memoranda”) and other customary marketing materials to be used in connection with the syndication of the First Lien Facilities, and (f) use commercially reasonable efforts to obtain, prior to the launch of general syndication of the First Lien Facilities, updated monitored public corporate credit/family ratings of Holdings (or Borrowers (as defined in Annex I) and ratings of the First Lien Facilities from each of Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P” and, together with the ratings from Moody’s, collectively, the “Ratings”), and participate (and to use commercially reasonable efforts to cause Jaguar to participate (prior to the closing date of the Jaguar Acquisition, only to the extent required by the Jaguar Acquisition Agreement)) in the process of securing such Ratings. In addition to the foregoing, prior to the Syndication Date, you will (x) ensure that no debt financing for Holdings or any of its subsidiaries  and (y) use commercially reasonable efforts to ensure that no debt financing for any Acquired Business, is announced, syndicated or placed without the prior written consent of the First Lien Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) if such financing, syndication or placement would have a materially detrimental effect upon the syndication of the First Lien Facilities hereunder, it being agreed that the foregoing shall not apply to the Facilities, any Securities (as defined in the Fee Letter), any debt permitted to be incurred by Jaguar under the Jaguar Acquisition Agreement prior to the closing of the Jaguar Acquisition, drawings under existing revolving credit facilities or any ordinary course working capital facilities, capital leases, letters of credit, purchase money debt, equipment financings or borrowing under the Peraton Facilities.  For the avoidance of doubt (but without limiting your obligations to assist with syndication efforts as set forth herein), none of the foregoing, and neither the commencement nor the completion of the syndication of any of the First Lien Facilities, shall constitute a condition to the commitments of the Commitment Parties hereunder or the funding of the Facilities on the Closing Date.  Notwithstanding anything to the contrary in the foregoing, you will not be required to provide any information to the extent that provisions thereof would violate any attorney client privilege, law, rule or regulation or any obligation of confidentiality on, or waive any privilege that may be asserted by, you, any Acquired Business or any of your or their affiliates, provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the First Lien Lead Arrangers that such information is being withheld and, in the case of any information withheld due to the application of any confidentiality obligation, use your commercially reasonable efforts to obtain consent to provide such information.
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At the reasonable request of the First Lien Lead Arrangers, you agree to use commercially reasonable efforts to prepare or cause to be prepared a version of the information package and presentation and other marketing materials to be used in connection with the syndication of the First Lien Facilities consisting exclusively of information, materials and documentation that is either (i) publicly available or (ii) not material with respect to Holdings or its affiliates, or Jaguar or its subsidiaries, or any of their securities for purposes of United States federal and state securities laws (as determined by you in good faith) (such information “Public Information”).  At our reasonable request, you will identify and conspicuously mark any information, materials and documentation which contain only Public Information and are to be disseminated to Lenders as “PUBLIC” (it being understood that you shall not be under any obligation to mark any particular portion of the information, materials or documentation as “PUBLIC”).  You agree, in connection with your assistance described above, at our request, that a customary authorization letter will be included in each Confidential Information Memorandum that (i) authorizes distribution of such Confidential Information Memorandum to Lenders’ employees willing to receive material non-public information (if applicable), (ii) authorizes distribution of such Confidential Information Memorandum not containing any material non-public information and represents that such Confidential Information Memorandum does not contain any information that is not Public Information (if applicable), (iii) provides a customary representation as to the accuracy of such Confidential Information Memorandum and any related marketing material, and each Confidential Information Memorandum and any related marketing materials shall exculpate Sponsor, Holdings, Borrowers, Seller, Jaguar, your and their respective affiliates, representatives and the First Lien Lead Arrangers and their respective affiliates with respect to any liability of any kind or nature resulting from the use of information contained in any Confidential Information Memorandum or other marketing material related to the use or the contents of such Confidential Information Memorandum, or other marketing material by the recipients thereof and (iv) informs that each recipient of such marketing material that it shall be entitled to rely only on the representations and warranties contained in definitive documentation for the Facilities executed on the Closing Date. The First Lien Lead Arrangers shall treat all information that is not specifically identified as “PUBLIC” as being suitable only for posting to private-side Lenders (other than those materials described in clauses (a), (b) and (c) of the last sentence of this paragraph but subject to the proviso in such sentence).  By marking any documents, information or other data “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the Lenders to treat such documents, information or other data as containing only information that is Public Information when making such materials available to prospective Lenders.  You agree that the First Lien Lead Arrangers may make available an information package and presentation to the proposed syndicate of Lenders for dissemination in accordance with the First Lien Lead Arrangers’ standard syndication practice (including by emails and/or by posting the information package and presentation on IntraLinks, SyndTrak, DebtX, DebtDomain or another similar secure electronic system), subject to our confidentiality obligations set forth herein. You authorize and will use your commercially reasonable efforts to obtain authorizations (but, prior to the consummation of the Acquisition, only to the extent required by the Acquisition Agreement) for, the use of your and Jaguar’s respective logos in connection with any such dissemination of such information package and presentation as described above. You acknowledge and agree that the following documents only contain any information that is Public Information to the extent you shall have been given a reasonable opportunity to review such documents prior to their distribution and comply with the U.S. Securities and Exchange Commission disclosure requirements and have not notified the First Lien Lead Arrangers that such document contains private information: (a) administrative materials prepared by the First Lien Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notifications of changes in the terms and conditions of any Facility, and (c) drafts and final versions of the Facility Documentation; provided that, if you advise the First Lien Lead Arrangers, prior to their distribution, that any of the foregoing items should be distributed only to Private Lenders, then the First Lien Lead Arrangers will not distribute such materials to Public Lenders without your prior written consent.

You agree, until the Closing Date, to provide to the Second Lien Initial Lenders, upon written request and to the extent not received from the First Lien Lead Arrangers, the Confidential Information Memoranda, the Projections, and any other marketing materials or reports provided pursuant hereto by you to the First Lien Lead Arrangers.
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3.          Information.

You hereby represent and warrant (to your knowledge, with respect to information relating to Jaguar or its subsidiaries) that (a) all written information (other than the Projections, forward looking statements, general economic or industry specific information and any third party memoranda or reports furnished to us or the Lenders) that has been or will be made available to us or any of the Lenders by you, Jaguar or any of your or their respective representatives in connection with the Transactions for use in evaluating the Transactions (the “Information”), when taken as a whole, is and will be, when furnished, correct in all material respects and does not, and when furnished, will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading (after giving effect to all supplements and updates thereto) and (b) the Projections and written forward looking statements that have been or will be made available to us or any of the Lenders by you, Holdings, Sponsor or any of your or their respective representatives in connection with the Transactions for use in evaluating the Transactions have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being understood that projections and forward looking statements by their nature are inherently uncertain and are not a guarantee of financial performance, the results reflected in the Projections or forward looking statements may not be achieved and actual results may differ from projections or forward looking statements and such differences may be material).  You agree that if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement, or cause to be supplemented, the Information and Projections so that such representations (to your knowledge, in the case of Information and Projections relating to Jaguar or its subsidiaries) will be correct in all material respects at such time. For the avoidance of doubt, the accuracy of the foregoing representations shall not be a condition to our obligations hereunder or the funding of the Facilities on the Closing Date. In issuing the commitments hereunder and in arranging and syndicating the First Lien Facilities, you acknowledge that we, as the case may be, are and will be using and relying on the Information without independent verification thereof.

4.          Compensation.

As consideration for the commitments of the Initial Lenders hereunder with respect to the Facilities and the agreement of the First Lien Lead Arrangers to structure, arrange and syndicate the First Lien Facilities and the Second Lien Initial Lender to provide the Second Lien Incremental Term Facility, you agree to pay, or cause to be paid, the fees set forth in the Term Sheets and the Fee Letter, to the extent and at the time or times earned and payable, as provided for in the Term Sheets or the Fee Letter, as applicable.  Once paid, such fees shall not be refundable under any circumstances. For the avoidance of doubt, no fee is being paid to KCM with respect to any commitments provided by an investment fund, vehicle or account that is discretionarily managed in a fiduciary capacity by an affiliate of KCM for the benefit of one or more third party investors.

5.          Conditions.

The commitments of the Initial Lenders hereunder with respect to each of the Facilities are conditioned solely upon the conditions set forth in Annex III hereto (the “Specified Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter and the Facility Documentation) other than the Specified Conditions (and upon satisfaction or waiver of the Specified Conditions, each party thereto will execute and deliver the Facility Documentation to which it is a party and the initial funding under the Facilities shall occur).
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Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties required to be made and accurate on the Closing Date shall be (A) such of the representations and warranties made by (or with respect to) Jaguar and its subsidiaries in the Jaguar Acquisition Agreement that are material to the interests of the Lenders (in their capacity as such), but only to the extent that you (or any of your applicable affiliates) have the right not to consummate the Jaguar Acquisition or to terminate your (and all of your affiliates’) obligations under the Jaguar Acquisition Agreement as a result of a breach or inaccuracy of such representations and warranties in the Jaguar Acquisition Agreement (such representations and warranties, but only to such extent, the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined in the applicable Existing Peraton Credit Agreement except that the solvency representation shall be consistent with the certificate attached as Exhibit A to Annex III hereto) and (ii) the terms of the Facility Documentation and other closing deliverables shall be in a form such that they do not impair availability and funding of the Facilities on the Closing Date if all of the Specified Conditions are satisfied; it being understood that: (x) other than with respect to any UCC Filing Collateral and Stock Certificates (each as defined below), to the extent any Collateral (as defined in the applicable Existing Peraton Credit Agreement) or any security interest in the Collateral is not provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so and without undue burden or expense, the provision and/or perfection of such Collateral or such security interests shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but may instead be required to be provided and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably (but in any event within the time period required by the Existing Peraton Credit Agreements, subject to extensions granted by the First Lien Collateral Agents and the Second Lien Collateral Agent (each as defined below) for the respective Facilities acting in its reasonable discretion), (y) with respect to perfection of security interests in UCC Filing Collateral, you shall only be obligated to deliver, or cause to be delivered, on or prior to the Closing Date, necessary Uniform Commercial Code (“UCC”) financing statements to the collateral agent under the Existing Peraton First Lien Credit Agreement (the “First Lien Collateral Agent”) and the collateral agent under the Existing Peraton Second Lien Credit Agreement (the “Second Lien Collateral Agent” and, together with the First Collateral Agent, the “Collateral Agents”) and to irrevocably authorize, and to cause the Guarantors to irrevocably authorize, in each case, pursuant to security agreements, each such Collateral Agent to file necessary UCC financing statements in your, or such Guarantor’s, jurisdiction of organization (or such U.S. domestic jurisdiction as is otherwise required by the UCC), and (z) with respect to perfection of security interests in Stock Certificates, you shall only be obligated to deliver to the First Lien Collateral Agent on or prior to the Closing Date Stock Certificates together with undated signed stock powers in blank; provided that Stock Certificates together with undated stock powers executed in blank of subsidiaries of Jaguar will only be required to be delivered on the Closing Date to the extent received by Borrowers (or any of their affiliates) after the use of commercially reasonable efforts to do so, and to the extent not so received by the Closing Date, the provision and/or perfection of such security interests in such Stock Certificates shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but shall be required to be provided and/or perfected within 10 business days after the Closing Date, subject to extensions granted by the Collateral Agents acting in their reasonable discretion. For purposes hereof, (1) “UCC Filing Collateral” means Collateral, excluding Stock Certificates, consisting solely of assets in which a security interest can be perfected by filing a Uniform Commercial Code financing statement, and (2) “Stock Certificates” means Collateral consisting of certificated equity interests representing capital stock (or other equivalent equity interests) of Borrowers and their material U.S. subsidiaries required as Collateral pursuant to the Term Sheets for which a security interest can be perfected by delivering certificates evidencing such certificated equity interests.  Without limiting the conditions precedent set forth herein to funding, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the First Lien Facilities and the Second Lien Incremental Term Facility in a manner consistent with the Jaguar Acquisition Agreement.  The provisions of this paragraph shall be referred to herein as the “Certain Funds Provisions.”
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6.          Exculpation, Indemnity, Settlement and Expenses.

a) Exculpation.

You agree that (i) no Commitment Party nor any of their respective affiliates or controlling persons or any of the respective officers, directors, partners, trustees, employees, advisors, shareholders, agents and representatives of any of the foregoing or any of their successors and permitted assigns (each, a “Commitment Party Related Person”) shall have any liability (whether direct or indirect, in contract, tort, equity or otherwise) to you, Holdings or Holdings’ other subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Original Commitment Letter, the Original Fee Letter, this Commitment Letter, the Fee Letter, the Facilities or any of the Transactions, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct of, or a material breach of funding obligations under this Commitment Letter or the Facility Documentation by, such Commitment Party Related Person or any of its Related Persons (as defined below) and (ii) no Commitment Party Related Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Commitment Party Related Person or any of its Related Persons, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  You, Sponsor, Holdings, Jaguar and your or their respective affiliates shall have no liability for special, indirect, consequential or punitive damages (provided that this provision shall not limit your indemnification obligations set forth below to the extent that such special, indirect, consequential or punitive damages are included in an Action by a third party unaffiliated with any of the Indemnified Persons (as defined below) with respect to which the applicable Indemnified Person is entitled to indemnification as set forth herein). It is further agreed that the Commitment Parties shall have liability only to you (as opposed to any other person), and that each Lender shall be liable in respect of its own commitment to the Facilities solely on a several, and not joint, basis with any other Lender.

b) Indemnification.

You agree to indemnify and hold harmless the Commitment Parties, their respective affiliates and controlling persons and the respective officers, directors, partners, trustees, employees, advisors, shareholders, agents and representatives of each of the foregoing and each of their successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with the Original Commitment Letter, the Original Fee Letter, this Commitment Letter, the Fee Letter, the Facilities, the Facility Documentation or any of the Transactions or the providing or syndication of the Facilities (or the actual or proposed use of the proceeds thereof, or any claim, dispute, litigation, investigation or proceeding directly or indirectly arising out of, relating to or in connection with any of the foregoing) (any of the foregoing, an “Action”) regardless of whether or not any Indemnified Person is a party thereto and whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person promptly after receipt of written demand, together with reasonable backup documentation, for any reasonable and documented out-of-pocket legal or other expenses (such legal expenses to be limited  to one outside counsel for all Indemnified Persons and, if reasonably necessary, a single local counsel for all Indemnified Persons in each jurisdiction  for which local counsel is reasonably deemed necessary and, solely in the case of an actual or bona fide potential conflict of interest, one special counsel to each group of similarly situated Indemnified Persons affected by such conflict (including one special local counsel, to the extent an actual or bona fide potential conflict of interest for any local counsel otherwise permitted hereunder) incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or Action; provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable (i) to the extent resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any Related Person of such Indemnified Person or from such Indemnified Person’s (or Related Person’s) material breach of funding obligations and/or confidentiality obligations, as the case may be, under the Original Commitment Letter, the Original Fee Letter, this Commitment Letter or the Fee Letter (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) or (ii) to the extent arising from any dispute solely among Indemnified Persons other than (x) any claims against any Commitment Party or any of its Related Persons in its capacity or in fulfilling its role as arranger, agent or any similar role under any Facility and (y) any claims to the extent arising from any act or omission on the part of you or your affiliates.  In the case of an Action to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective whether or not such Action is brought by you, your or the Acquired Business’s equity holders or creditors or an Indemnified Person, whether or not an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Original Commitment Letter, the Original Fee Letter, this Commitment Letter, the Fee Letter, the Facilities or any of the Transactions is consummated.
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c) Settlement.

You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Action in respect of which such indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Action and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person.  You shall not be liable for any settlement of any Action effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent you agree to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above.

d) Expenses.

In addition, you hereby agree to reimburse us upon the initial funding under the Facilities for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented legal fees (to be limited to one outside counsel for the Commitment Parties and their affiliated Indemnified Persons (and reasonably necessary local counsel engaged in consultation with you)) and reasonable expenses of the Commitment Parties (including, without limitation, reasonable, out-of-pocket due diligence, printing, reproduction, document delivery, travel and communication costs) incurred in connection with the syndication and execution of the Facilities, and the preparation, review, negotiation, execution and delivery of the Original Commitment Letter, the Original Fee Letter, this Commitment Letter, the Fee Letter and the Facility Documentation and any amendment, modification or waiver of the Original Commitment Letter, the Original Fee Letter, this Commitment Letter and the Fee Letter (or any proposed amendment, modification or waiver) (collectively, “Expenses”); provided that you shall not be required to reimburse any of the Commitment Parties for any Expenses in the event the Closing Date does not occur.

For purposes of this Section 6, a “Related Person” of a person means (1) any controlling person or controlled affiliate of such person, (2) the respective directors, officers, or employees of such person or any of its controlling persons or controlled affiliates and (3) the respective agents of such person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such person, controlling person or such controlled affiliate; provided that each reference to a controlling person or controlled affiliate in this sentence pertains to a controlling person or controlled affiliate involved in the negotiation or syndication of the Original Commitment Letter, this Commitment Letter and the Facilities.
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7.          Confidentiality.

This Commitment Letter is delivered to you upon the condition that none of the Original Commitment Letter, the Original Fee Letter, this Commitment Letter or the Fee Letter shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person without our prior consent (not to be unreasonably withheld, conditioned or delayed), except (i) as may be ordered in a judicial or administrative proceeding or as otherwise required by law or regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof prior to your disclosure to the extent lawfully permitted to do so), (ii) the Original Commitment Letter, the Original Fee Letter, this Commitment Letter and the Fee Letter may be disclosed to Sponsor and the other Equity Investors, potential co-investors and your and their respective affiliates, and your and their respective partners, directors, officers, employees, agents, legal counsel, accountants, advisors and consultants directly involved in the consideration of the Transactions (collectively “your related parties”), in each case on a confidential basis and only in connection with the Transactions, (iii) the Original Commitment Letter and the Original Fee Letter may be disclosed as permitted by the Original Commitment Letter, (iv) the Original Commitment Letter, this Commitment Letter and a redacted version of the Original Fee Letter and the Fee Letter (with such redaction to be reasonably acceptable to the First Lien Lead Arrangers) may be disclosed to Jaguar and its directors, officers, employees, agents, legal counsel, accountants, advisors and consultants, in each case on a confidential basis and only in connection with the Transactions, it being understood that (except pursuant to clause (i) above and clause (x) below and, with respect to information contained therein, clause (viii) below) in no event shall the Original Fee Letter or the Fee Letter be publicly disclosed, regardless of whether it is in redacted or complete form, (v) the Original Commitment Letter and this Commitment Letter (but not the Original Fee Letter or the Fee Letter) may be disclosed to Moody’s and S&P in connection with obtaining the Ratings, (vi) you may disclose the Original Commitment Letter and this Commitment Letter (but not the Original Fee Letter or the Fee Letter) to the extent information contained herein becomes publicly available other than by reason of an improper disclosure by you or your related parties in violation of this paragraph, (vii) you may disclose the Original Commitment Letter and this Commitment Letter (but not the Original Fee Letter or the Fee Letter) in any syndication or other marketing materials in connection with the First Lien Facilities, (viii) you may disclose the summary terms of the Facilities and the aggregate fee amounts contained in the Original Fee Letter or the Fee Letter as part of projections, pro forma information or a disclosure of aggregate sources and uses provided in connection with the Transactions and the syndication of the First Lien Facilities, (ix) the Original Commitment Letter and this Commitment Letter (but not the Original Fee Letter or the Fee Letter) may be disclosed in connection with any public filing requirement related to the Transactions and (x) the Original Commitment Letter, the Original Fee Letter, this Commitment Letter and the Fee Letter may be disclosed as necessary to enforce the terms thereof or in connection with any suit, action or proceeding relating to the Original Commitment Letter, the Original Fee Letter, this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby.  The foregoing restrictions shall cease to apply two years following the date of the Original Commitment Letter.
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Each Commitment Party, on behalf of itself and its affiliates and its other Related Persons, agrees that it will use all non-public information provided to it or its affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of the Original Commitment Letter or this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (other than to a Disqualified Institution) (a) pursuant to any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulation or as requested by a self-regulatory authority or governmental authority (in which case such Commitment Party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over any Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by any Commitment Party or any of its Related Persons (including, with respect to PSP, to any of its affiliates with mezzanine or private equity activities) in violation of this paragraph, (d) to the extent that such information is received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, Sponsor, Jaguar or your or their respective affiliates, (e) to the extent that such information is independently developed by a Commitment Party, (f) to any Commitment Party’s affiliates (including, with respect to PSP, to any of its affiliates with mezzanine or private equity activities) and to such Commitment Party’s and its affiliates’ respective members, partners, directors, investors, investment or capital or similar committees, financing sources, prospective financing sources, employees, legal counsel, independent auditors, service providers and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and their obligations to keep such information confidential, (g) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to Holdings or any of its subsidiaries or any of their respective obligations; provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant, assignee or potential counterparty on behalf of itself and its advisors, that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of the Commitment Parties or market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, acknowledging its confidentiality obligations in respect thereof consistent with the foregoing, (h) for purposes of establishing a “due diligence” defense, (i) in connection with the exercise of any remedy or enforcement of any right under the Original Commitment Letter, the Original Fee Letter, this Commitment Letter, the Fee Letter and/or any Facility Documentation or (j) in coordination with you, to Moody’s and S&P on a confidential basis in connection with obtaining Ratings.  Each Commitment Party shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its Related Persons. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Facility Documentation upon the execution and effectiveness thereof, and in any event shall terminate two years from the date of the Original Commitment Letter. It is understood and agreed that, except as set forth in clause (g) and (j) above, no Commitment Party may advertise or promote its role in arranging or providing any portion of any of the Facilities (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise (other than customary submissions for the purpose of league table rankings)) without consulting with you.

8.          Other Services.

You acknowledge and agree that we and/or our affiliates (other than PSP and its affiliates) may be requested to provide additional services with respect to Sponsor, Holdings, either Acquired Business and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit us or any of our affiliates to provide any services other than as set out herein.
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9.          Conflicts of Interest.

You acknowledge that (and agree not to assert any claims of any conflict of interest arising in connection with):

(a)          the Initial Lenders, the Lead Arrangers and/or their respective affiliates and subsidiaries (collectively, the “Lead Arranger Group”), in their capacity as principal or agent, are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory; asset management; research; securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and therefore, conflicts may arise between duties of the Initial Lenders or the Lead Arrangers hereunder and other duties or interests of the Initial Lenders, the Lead Arrangers or another member of the Lead Arranger Group;

(b)          the Initial Lenders, the Lead Arrangers and any other member of the Lead Arranger Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on its own account or otherwise) with respect to you, or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Lead Arranger Group is in possession or has come or comes into possession (whether before, during or after the agreements hereunder) of information confidential to you and not otherwise publicly available; provided that such information shall be used only for the purpose for which it was disclosed to a member of the Lead Arranger Group and shall not be shared with any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within divisions of the Initial Lenders, the Lead Arrangers or other members of the Lead Arranger Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose. You acknowledge that the Initial Lenders, the Lead Arrangers or other members of the Lead Arranger Group may, in their sole discretion, offer and/or provide committed or other financing to other parties who are interested in engaging in a transaction with any Acquired Business which may be on terms similar to those or which may be materially different than the terms set forth in this Commitment Letter;

(c)          information which is held elsewhere within the Initial Lenders, the Lead Arrangers or the Lead Arranger Group but of which none of the individual directors, officers or employees having the conduct of transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining the Initial Lenders’ or the Lead Arrangers’ responsibilities to you hereunder;

(d)          none of the Initial Lenders, the Lead Arrangers nor any other member of the Lead Arranger Group shall have any duty to disclose to, or utilize for the benefit of, you, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business; and

(e)          no Commitment Party nor any other member of the Lead Arranger Group is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter and the Fee Letter, and no Commitment Party nor any other member of the Lead Arranger Group shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of you, Jaguar, the Transactions, the other transactions contemplated by this Commitment Letter and the Fee Letter or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.
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The Initial Lenders, the Lead Arrangers and the Lead Arranger Group operate pursuant to rules, policies and procedures, including independence policies and permanent and ad hoc information barriers between and within divisions of the Initial Lenders, the Lead Arrangers and other members of the Lead Arranger Group, directed to ensuring that (i) the individual directors, officers and employees involved in an assignment undertaken by a member of the Lead Arranger Group (including the engagement hereunder) are not influenced by any such conflicting interest or duty and (ii) any confidential information held by a member of the Lead Arranger Group is not disclosed or made available to any other client.

You further acknowledge that Initial Lenders may from time to time effect transactions and hold positions in loans, securities or options on loans or securities of you, the Seller or your or its respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter or with which you, the Seller or your or their respective subsidiaries may have commercial or other relationships.

You further acknowledge and understand that PSP is not a registered broker-dealer, does not intend to engage in any activities that would require such registration or to register as a broker-dealer, and is not regulated by the Financial Industry Regulatory Association (“FINRA”) or other similar laws and regulations. You acknowledge and understand that PSP’s participation in the Transactions is solely for its own account, and that PSP has made no solicitation or recommendation to purchase securities, or other financial instruments.

10.          No Fiduciary Relationship.

You hereby acknowledge that we are acting solely as agent, lender, bookrunner or arranger, as applicable, in connection with the Facilities. You further acknowledge that we are acting pursuant to a contractual relationship created by this Commitment Letter that was entered into on an arm’s length basis and in no event do the parties intend that any of us act or be responsible as a fiduciary to you, or any of your other subsidiaries, or your stockholders or creditors or any other person in connection with any activity that we may undertake or have undertaken in furtherance of the Facilities, either before or after the date of the Original Commitment Letter. We hereby expressly disclaim any fiduciary or similar obligations to any such person, either in connection with the Facilities or this Commitment Letter or any matters leading up to either, and you hereby confirm your understanding and agreement to that effect. Each of you and we agree that you and we are each responsible for making our own independent judgments with respect to the Facilities. You, on behalf of yourself, and your other subsidiaries, hereby agree not to assert any claims against us with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the Transactions or any matters leading up to the execution of this Commitment Letter or the Facility Documentation.

11.          Assignments, Amendments, Governing Law, Etc.

This Commitment Letter and the commitment of the Initial Lenders shall not be assignable (x) by you without our prior written consent (such consent not to be unreasonably withheld or delayed) or (y) by any Commitment Party without your prior written consent, and any purported assignment without such consent shall be void. We reserve the right to employ the services of our affiliates and limited partners (including, solely with respect to PSP, to any of its affiliates with mezzanine or private equity activities) in providing services contemplated by this Commitment Letter (it being understood that we will not thereby be relieved of any of our obligations hereunder with respect to such services prior to the initial funding under the Facilities) and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates and limited partners may agree in our sole discretion. You also agree that the Initial Lenders may at any time and from time to time assign all or any portion of their commitments hereunder to one or more of their affiliates or limited partners, but the Initial Lenders will not be relieved of all or any portion of their commitments hereunder prior to the initial funding under the Facilities.
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This Commitment Letter and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (including the Original Commitment Letter and the Original Fee Letter), subject to the proviso at the end of the first paragraph of this Commitment Letter. No party has been authorized by any Commitment Party to make any oral or written statements or agreements that are inconsistent with this Commitment Letter and the Fee Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity and Expenses”, each Indemnified Person.

The Original Commitment Letter and this Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Jaguar Acquisition Agreement) and whether there shall have occurred a “Company Material Adverse Effect” (as defined in the Jaguar Acquisition Agreement), (b) whether the Acquisition Agreement Representations in the Jaguar Acquisition Agreement are accurate and whether as a result of a breach or inaccuracy thereof you (or your affiliate) have the right to terminate your (or its) obligations under the Jaguar Acquisition Agreement, or decline to consummate the transactions contemplated by the Jaguar Acquisition Agreement and (c) whether the Jaguar Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (collectively, the “Jaguar Acquisition Related Matters”), in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware as it applies to the Jaguar Acquisition Agreement, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (the “Jaguar Acquisition Agreement Governing Law”).

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THE ORIGINAL COMMITMENT LETTER OR THIS COMMITMENT LETTER IS HEREBY WAIVED. You hereby submit to the exclusive jurisdiction of the federal and New York State courts located in New York County (and appellate courts thereof) in connection with any dispute related to the Original Commitment Letter, the Original Fee Letter, this Commitment Letter, the Fee Letter or any of the matters contemplated hereby or thereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.
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12.          Patriot Act and Beneficial Ownership Regulation Notification.

We hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and the requirements of 31 C.F.R. Section 101.230 (the “Beneficial Ownership Regulation”), we and the other Lenders may be required to obtain, verify and record information that identifies Holdings, Borrowers and the other Guarantors, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.  We further notify you that, pursuant to the Beneficial Ownership Regulation, we are required to obtain certain information regarding the ownership of Borrowers and each Guarantor of the Facilities. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any or all such information with the Lenders (or prospective Lenders).

13.          Effectiveness and Termination.

This Commitment Letter and the Fee Letter shall become effective upon execution and delivery by all parties hereto and thereto, respectively. Upon the earliest to occur of (A) August 3, 2021, (B) the date on which you elect in writing to terminate this Commitment Letter and (C) the date the Jaguar Acquisition Agreement is validly terminated in accordance with its terms prior to the consummation of the Jaguar Acquisition, the commitments of the Commitment Parties hereunder and the agreements of the Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties and the Lead Arrangers shall, in their discretion, agree to an extension. The compensation (if applicable in accordance with the terms hereof and the Fee Letter), expense reimbursement (if applicable), confidentiality, indemnification, waiver of jury trial, conflict of interest, no fiduciary relationship, survival and governing law and forum provisions in this Commitment Letter and the Fee Letter shall survive termination of any or all of the commitments of the Initial Lenders hereunder; provided that your obligations under this Commitment Letter, other than those specifically applicable until the Syndication Date and those relating to confidentiality, shall automatically terminate and be of no further force and effect (or, if applicable, be superseded by the Facility Documentation) on the Closing Date and you shall, except as provided above, automatically be released from all liability hereunder in connection therewith at such time.  The provisions under the headings “Titles and Roles; Syndication”, “Information,” “Conflicts of Interest” and “Exculpation, Indemnity, Settlement and Expenses” (unless superseded by analogous provisions in the Facility Documentation to the extent covered thereby) above shall survive the execution and delivery of the Facility Documentation.  You may terminate this Commitment Letter and/or the Initial Lenders’ commitments (on a pro rata basis among the Initial Lenders) with respect to the Facilities (or a portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter, is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to fund the Facilities pursuant to the Facility Documentation subject solely to the Specified Conditions; provided that nothing contained in the Commitment Letter or Fee Letter obligates you or any of your affiliates to consummate any of the Transactions or to draw upon all or any portion of the Facilities.

[Signature Pages Follow]
15

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Robert P. Kellas
Name:	Robert P. Kellas
Title:	Executive Director

[Signature Page to Commitment Letter]

BARCLAYS BANK PLC

By:	/s/ Bradford Aston
Name:	Bradford Aston
Title:	Managing Director

[Signature Page to Commitment Letter]

BOFA SECURITIES, INC.

By:	/s/ Vikas Singh
Name:	Vikas Singh
Title:	Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Vikas Singh
Name:	Vikas Singh
Title:	Managing Director
[Signature Page to Commitment Letter]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ William O’Daly
Name:	William O’Daly
Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
Name:	D. Andrew Maletta
Title:	Authorized Signatory

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Hayes Smith
Name:	Hayes Smith
Title:	Managing Director
[Signature Page to Commitment Letter]

UBS AG, STAMFORD BRANCH

By:	/s/ Michele Cousins
Name:	Michele Cousins
Title:	Managing Director

By:	/s/ Luke Bartolone
Name:	Luke Bartolone
Title:	Executive Director

UBS SECURITIES LLC

By:	/s/ Michele Cousins
Name:	Michele Cousins
Title:	Managing Director

By:	/s/ Luke Bartolone
Name:	Luke Bartolone
Title:	Executive Director

[Signature Page to Commitment Letter]

JEFFERIES FINANCE LLC

By:	/s/ John Koehler
Name:	John Koehler
Title:	Managing Director
[Signature Page to Commitment Letter]

BANK OF MONTREAL

By:	/s/ Dmitry Lepenkov
Name:	Dmitry Lepenkov
Title:	Vice President

BMO CAPITAL MARKETS CORP.

By:	/s/ Mark Trudell
Name:	Mark Trudell
Title:	Managing Director
[Signature Page to Commitment Letter]

MACQUARIE CAPITAL (USA) INC.

By:	/s/ Michael Barrish
Name:	Michael Barrish
Title:	Managing Director

By:	/s/ Ayesha Farooqi
Name:	Ayesha Farooqi
Title:	Managing Director

MACQUARIE CAPITAL FUNDING LLC

By:	/s/ Michael Barrish
Name:	Michael Barrish
Title:	Managing Director

By:	/s/ Ayesha Farooqi
Name:	Ayesha Farooqi
Title:	Managing Director

[Signature Page to Commitment Letter]

RBC CAPITAL MARKETS, LLC

By:	/s/ Charles Smith
Name:	Charles Smith
Title:	Managing Director
[Signature Page to Commitment Letter]

MIZUHO BANK, LTD.

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Executive Director
[Signature Page to Commitment Letter]

PSP INVESTMENTS CREDIT USA LLC

By:	/s/ Ian Palmer
Name:	Ian Palmer
Title:	Authorized Signatory

By:	/s/ Charlotte E. Muellers
Name:	Charlotte E. Muellers
Title:	Authorized Signatory

[Signature Page to Commitment Letter]

KKR CAPITAL MARKETS LLC

By:	/s/ John Knox
Name:	John Knox
Title:	CFO

KKR CORPORATE LENDING LLC

By:	/s/ John Knox
Name:	John Knox
Title:	CFO
[Signature Page to Commitment Letter]

Solely for purposes of Section 2.13(c) of the Existing Peraton Second Lien Credit Agreement:

By its signature hereto, the undersigned hereby consents, in its capacity as Administrative Agent under the Existing Peraton Second Lien Credit Agreement, to the Second Lien Initial Lender making Second Lien Incremental Term Loans to the extent such consent, if any, would be required under Section 10.07(b) of the Existing Peraton Second Lien Credit Agreement for an assignment of such Second Lien Incremental Term Loans to the Second Lien Initial Lender.

ALTER DOMUS (US) LLC, as Administrative Agent

By:	/s/ Matthew Trybula
Name: Matthew Trybula
Title: Associate Counsel
[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first written above:

PERATON HOLDING CORP.

By:	/s/ K. Stuart Shea
Name: K. Stuart Shea
Title: President & Chief Executive Officer

PERATON CORP.

By:	/s/ K. Stuart Shea
Name: K. Stuart Shea
Title: President & Chief Executive Officer

PERATON INC.

By:	/s/ K. Stuart Shea
Name: K. Stuart Shea
Title: President & Chief Executive Officer

[Signature Page to Commitment Letter]

ANNEX I

PROJECT JAGMAN
FIRST LIEN FACILITIES
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Borrowers:
P Corp. and P Inc. (collectively, the “Borrower”, and, together with the Guarantors (as defined in the Existing Peraton First Lien Credit Agreement), the “Loan Parties”). It is agreed that Holdings may designate a subsidiary as an additional co-borrower under the circumstances described in the Existing Peraton First Lien Credit Agreement.

Holdings:	Peraton Holding Corp. (“Holdings”).
First Lien Lead Arrangers and Bookmanagers:	JPMCB, BofA Securities, Macquarie Capital, Barclays, CSLF, RBCCM, UBSS, BMOCM, Jefferies, KCM and Mizuho (the “First Lien Lead Arrangers”).

First Lien Lenders:
PSP and a syndicate of banks, financial institutions and other entities reasonably acceptable to Borrower (excluding Disqualified Institutions) arranged by the First Lien Lead Arrangers in consultation with Borrower (collectively, the “Lenders”).

Administrative Agent and Collateral Agent:	JPMCB (in such capacities, the “First Lien Administrative Agent” and the “First Lien Collateral Agent”).

Type and Amount of Facilities:
(A) A first lien senior secured term loan facility (the “First Lien Incremental Term Facility,” and the loans made thereunder, “First Lien Incremental Term Loans”; together with the term loans under the Peraton First Lien Term Facility, the “First Lien Term Loans”) in an aggregate principal amount of $3,775 million (plus, at Borrower’s discretion, an amount sufficient to fund the amount of any original issue discount or upfront fees with respect to the First Lien Incremental Term Facility imposed pursuant to the “market flex” provisions of the Fee Letter).  The First Lien Incremental Term Facility shall be established as a new class of term loans or, to the extent mutually agreed to by the Borrower and the First Lien Lead Arrangers, an increase in the Peraton First Lien Term Facility, in each case, pursuant to Section 2.13 of the Existing Peraton First Lien Credit Agreement.

(B) Revolving commitment (the “Incremental Revolving Commitments”) in an aggregate principal amount of $200 million.  The Incremental Revolving Commitments shall be established as an increase in the amount of revolving commitments under the Peraton Revolving Facility pursuant to Section 2.13 of the Existing Peraton First Lien Credit Agreement and shall be on the same terms (including interest rates, commitment fees, prepayment provisions and maturity) applicable to the Peraton Revolving Facility.

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.
Annex I - 1

Purpose:
Proceeds of the First Lien Facilities will be used on the Closing Date (i) to pay costs in connection with the Transactions (including the Transaction Costs), (ii) to pay the Jaguar Acquisition consideration (if the Jaguar Acquisition closes on the Closing Date) or to pay the Additional Consideration (if the Jaguar Contribution occurs following the closing date of the Jaguar Acquisition), (iii) to finance the Refinancing and (iv) to the extent of any remaining amounts, for working capital and other general corporate purposes.

Maturity Date:
The First Lien Incremental Term Facility will mature on February 1, 2028 (same as the maturity date applicable to the Peraton First Lien Term Facility) (the “First Lien Incremental Term Maturity Date”).  The Incremental Revolving Commitments shall terminate on February 1, 2026 (same as the maturity date applicable to the Peraton Revolving Facility) (the “Revolving Maturity Date”)

Availability:
Upon satisfaction or waiver of the Specified Conditions, a single drawing may be made on the Closing Date of the full amount of the First Lien Incremental Term Facility.  Amounts borrowed under the First Lien Incremental Term Facility that are repaid or prepaid may not be reborrowed.

Upon satisfaction or waiver of the conditions set forth in the Existing Peraton First Lien Credit Agreement, borrowings may be made under the Incremental Revolving Commitments at any time after the Closing Date to but excluding the business day preceding the Revolving Maturity Date. Notwithstanding the foregoing, upon satisfaction or waiver of the conditions set forth in the Existing Peraton First Lien Credit Agreement, borrowings may be made and Letters of Credit may be issued on the Closing Date to (i) cash collateralize, replace or back-stop existing letters of credit of Jaguar, (ii) fund the amount of any original issue discount or upfront fees imposed pursuant to the “market flex” provisions of the Fee Letter and (iii) pay the Jaguar Acquisition consideration, fund the Refinancing and/or pay costs in connection with the foregoing (including purchase price and working capital adjustments) and for other general corporate purposes, in an amount not to exceed, with respect to this clause (iii), an amount to be agreed (provided such amount shall not be less than $50 million).

Letters of Credit:
Letters of credit will be available under the Incremental Revolving Commitments on the same terms as the Peraton Revolving Facility; provided that (x) Jefferies, Credit Suisse and UBSAG shall only be required to issue standby letters of credit denominated in U.S. dollars and (y) Jefferies will cause letters of credit to be issued by unaffiliated financial institutions and such letters of credit shall be treated as issued by Jefferies for all purposes under the First Lien Facility Documentation.

Defaulting Lenders:	As set forth in the Existing Peraton First Lien Credit Agreement.
Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below:
Annex I - 2

A. Base Rate Option

For the First Lien Incremental Term Facility, as set forth in the Existing Peraton First Lien Credit Agreement for the Peraton First Lien Term Facility.  For loans under the Incremental Revolving Commitments, as set forth in the Existing Peraton First Lien Credit Agreement for loans under the Peraton Revolving Facility.

B. LIBOR Option

For the First Lien Incremental Term Facility, as set forth in the Existing Peraton First Lien Credit Agreement for the Peraton First Lien Term Facility.  For loans under the Incremental Revolving Commitments, as set forth in the Existing Peraton First Lien Credit Agreement for loans under the Peraton Revolving Facility.

Default Interest and Fees:	As set forth in the Existing Peraton First Lien Credit Agreement.

Interest Margins:
The Interest Margins applicable to the First Lien Incremental Term Facility will be 425 basis points for LIBOR loans and 325 basis points for Base Rate loans, with two 25 basis points step-downs at First Lien Leverage Ratios to be agreed.  The Interest Margins for the Incremental Revolving Commitments will be the same as for loans under the Peraton Revolving Facility.

Commitment Fee:	The commitment fees for the Incremental Revolving Commitments will be the same as for the Peraton Revolving Facility.
Amortization:
The First Lien Incremental Term Facility will amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the First Lien Incremental Term Facility (commencing on the last day of the first full fiscal quarter ended after the Closing Date), with the balance payable on the First Lien Incremental Term Maturity Date (or, if the First Lien Incremental Term Facility takes the form of an increase in the Peraton First Lien Term Facility, the remaining scheduled amortization payments for the Peraton First Lien Term Facility shall be increased proportionately to reflect the funding of the First Lien Incremental Term Facility).  The Incremental Revolving Commitments shall not have any amortization prior to the Revolving Maturity Date.

Mandatory Prepayments:
As set forth in the Existing Peraton First Lien Credit Agreement for the Peraton First Lien Term Facility; provided that, to the extent permitted under the Peraton Existing Credit Agreements, with respect to the net proceeds from the sale of certain assets separately agreed with the Commitment Parties, such proceeds shall be required, without the right to reinvest, to be applied to prepay at par, loans under the First Lien Incremental Term Facility and loans under the Second Lien Incremental Term Facility on a pro rata basis (determined based on the aggregate principal amount of commitments in respect of the First Lien Incremental Term Facility and the Second Lien Incremental Term Facility as of the date hereof); provided, further, that the Lenders shall not be permitted to decline any mandatory prepayment with respect to such proceeds.

Annex I - 3

Optional Prepayments:	For the First Lien Incremental Term Loans, as set forth in the Existing Peraton First Lien Credit Agreement for the Peraton First Lien Term Facility.
Prepayment Premium:
Borrower shall pay a “prepayment premium” in connection with any Repricing Transaction (as defined in the Existing Peraton First Lien Credit Agreement for the Peraton First Lien Term Facility with appropriate modifications to apply to the First Lien Incremental Term Loans) with respect to all or any portion of First Lien Incremental Term Facility that occurs on or before the six month anniversary of the Closing Date, in an amount equal to 1.00% of the principal amount of First Lien Incremental Term Facility subject to such Repricing Transaction.

Application of Prepayments:
For the First Lien Incremental Term Loans, as set forth in the Existing Peraton First Lien Credit Agreement for the Peraton First Lien Term Facility.  For loans under the Incremental Revolving Commitments, as set forth in the Existing Peraton First Lien Credit Agreement for the Peraton Revolving Facility.

Guarantees:	Same as under the Existing Peraton First Lien Credit Agreement.
Security:	Secured on a pari passu basis with the Peraton First Lien Facilities.
Conditions to Initial Borrowings:
Conditions precedent to initial borrowings under the First Lien Incremental Term Facility on the Closing Date shall consist solely of the Specified Conditions (subject to the Certain Funds Provisions).

Conditions to each Borrowing:	Same as under the Existing Peraton First Lien Credit Agreement.

Documentation:
The First Lien Facilities will be effected pursuant to an Incremental Amendment (as defined in the Existing Peraton First Lien Credit Agreement), duly executed by each Lender, the Loan Parties and the First Lien Administrative Agent, which shall contain terms and conditions consistent with this First Lien Term Sheet and will not contain any condition to funding the First Lien Incremental Term Facility other than the Specified Conditions.

Representations and Warranties:	As set forth in the Existing Peraton First Lien Credit Agreement modified to reflect the Transactions.

Affirmative Covenants:	As set forth in the Existing Peraton First Lien Credit Agreement.
Negative Covenants:	As set forth in the Existing Peraton First Lien Credit Agreement.
Financial Covenant:	First Lien Incremental Term Facility: None. Incremental Revolving Commitments: Same as Peraton Revolving Facility.
Annex I - 4

Events of Default:	As set forth in the Existing Peraton First Lien Credit Agreement.

Assignments and Participations:	As set forth in the Existing Peraton First Lien Credit Agreement.

Expenses, Limitations on Liability and Indemnification:	As set forth in the Existing Peraton First Lien Credit Agreement.

Yield Protection, Taxes and Other Deductions:	As set forth in the Existing Peraton First Lien Credit Agreement.

Voting:	As set forth in the Existing Peraton First Lien Credit Agreement.

Amend and Extend Provisions:	As set forth in the Existing Peraton First Lien Credit Agreement.

Unrestricted Subsidiaries:	As set forth in the Existing Peraton First Lien Credit Agreement.

EU/UK Bail-in Provisions:	As set forth in the Existing Peraton First Lien Credit Agreement.

Governing Law and Forum:	The laws of the State of New York.

Counsel to the Administrative Agent and the Lead Arrangers:	Cahill Gordon & Reindel LLP.
Annex I - 5

ANNEX II

PROJECT JAGMAN
SECOND LIEN INCREMENTAL TERM FACILITY
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS2

Borrowers:
P Inc. and P Corp. (collectively, the “Borrower”, and, together with the Guarantors (defined below), the “Loan Parties”). It being agreed and understood, that Holdings may designate a subsidiary as an additional co-borrower under the circumstances described in the Existing Peraton Second Lien Credit Agreement.

Holdings:	Peraton Holding Corp., a Delaware corporation (“Holdings” and, together with its restricted subsidiaries, each a “Company” and collectively, the “Companies”).
Lead Arranger and Bookmanager:	JPMCB (the “Second Lien Lead Arranger”).

Lenders:
A syndicate of banks, financial institutions and other entities reasonably acceptable to Borrower (excluding Disqualified Institutions) arranged by the Second Lien Lead Arranger in consultation with Borrower (collectively, the “Lenders”).

Second Lien Administrative Agent and Second Lien Collateral Agent:	Alter Domus (US) LLC (in such capacity, the “Second Lien Administrative Agent” and the “Second Lien Collateral Agent”, respectively).
Type and Amount of Facilities:
A second lien senior secured term loan facility (the “Second Lien Incremental Term Facility,” and the loans made thereunder, “Second Lien Incremental Term Loans”; together with the Peraton Second Lien Term Facility (the “Second Lien Term Loans”) in an aggregate principal amount of $1,340 million.

The Second Lien Incremental Term Facility shall be established as a new class of term loans pursuant to Section 2.13 of the Existing Peraton Second Lien Credit Agreement.

Purpose:
Proceeds of the Second Lien Incremental Term Facility will be used on the Closing Date (i) to pay costs in connection with the Transactions (including the Transaction Costs), (ii) to pay the Jaguar Acquisition consideration (if the Jaguar Acquisition closes on the Closing Date) or to pay the Additional Consideration (if the Jaguar Contribution occurs following the closing date of the Jaguar Acquisition), (iii) to finance the Refinancing and (iv) to the extent of any remaining amounts, for working capital and other general corporate purposes.

[2]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.
Annex II - 1

Maturity Date and Amortization:
The Second Lien Incremental Term Facility will mature on February 1, 2029 (same as the maturity date applicable to the Peraton Second Lien Term Facility) (the “Second Lien Term Maturity Date”).

There will be no amortization.

Availability:
Second Lien Incremental Term Facility:  Upon satisfaction or waiver of the Specified Conditions, a single drawing may be made on the Closing Date of the full amount of the Second Lien Incremental Term Facility.  Amounts borrowed under the Second Lien Incremental Term Facility that are repaid or prepaid may not be reborrowed.

Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below:
A. Base Rate Option

Interest for borrowings based on Base Rate will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 360 days (or when calculated by reference to the “prime rate”, 365/366 days) and payable quarterly in arrears. The “Base Rate” is defined, for any day, as a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the prime commercial lending rate as published in the Wall Street Journal, from time to time, (iii) LIBOR (as set forth below) for an interest period of one-month beginning on such day plus 1% and (iv) 1.75%.

B. LIBOR Option

Interest for borrowings based on LIBOR will be determined for periods to be selected by Borrower (“Interest Periods”) of one, two, three or six months (or twelve months or a lesser period if agreed to by all relevant Lenders) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin; provided that (i) the initial interest period may be less than one month and (ii) LIBOR for purposes of calculating interest on any loan under the Second Lien Term Facility shall be deemed to be not less than 0.75% per annum. LIBOR will be determined by the Second Lien Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, at the end of each three-month period, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

Interest Margins:	The applicable Interest Margin under the Second Lien Incremental Term Facility will be 800 basis points for LIBOR loans and 700 basis points for Base Rate loans.
Annex II - 2

Default Interest and Fees:	As set forth in the Existing Peraton Second Lien Credit Agreement.

Mandatory Prepayments:
As set forth in the Existing Peraton Second Lien Credit Agreement; provided that, to the extent permitted under the Peraton Existing Credit Agreements,  with respect to the net proceeds from the sale of certain assets separately agreed with the Commitment Parties, such proceeds shall be required, without the right to reinvest, to be applied to prepay at par, loans under the First Lien Incremental Term Facility and loans under the Second Lien Incremental Term Facility on a pro rata basis (determined based on the aggregate principal amount of commitments in respect of the First Lien Incremental Term Facility and the Second Lien Incremental Term Facility as of the date hereof); provided, further, that the Lenders shall not be permitted to decline any mandatory prepayment with respect to such proceeds.

Optional Prepayments:	As set forth in the Existing Peraton Second Lien Credit Agreement.
Call Protection:
Any optional prepayment (including as a result of “yank-a-bank” or payment following acceleration) of Second Lien Incremental Term Loans and any mandatory prepayment of Second Lien Term Loans made in connection with the receipt of net proceeds by any Company from the issuance of debt or disqualified stock after the Closing Date to the extent not permitted under the Second Lien Incremental Term Facility Documentation or consisting of proceeds of Refinancing Facilities or Other Refinancing Debt, in each case, consummated prior to the date that is: (i) on or prior to the first anniversary of the Closing Date,  shall be subject to a prepayment premium of 2.00% and (ii) after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, shall be subject to a prepayment premium of 1.00% (the “Prepayment Premium”).

Application of Prepayments:	As set forth in the Existing Peraton Second Lien Credit Agreement.

Guarantees:	Same as the Peraton Second Lien Term Facility.
Security:	Same as the Peraton Second Lien Term Facility.
Intercreditor Arrangements:	Same as the Peraton Second Lien Term Facility.

Conditions to Initial Borrowings:
Conditions precedent to initial borrowings under the Second Lien Incremental Term Facility on the Closing Date shall consist solely of the Specified Conditions (subject to the Certain Funds Provisions).

Documentation Principles:
The definitive documentation for the Second Lien Incremental Term Facility (the “Second Lien Term Facility Documentation”) shall be effected pursuant to an Incremental Amendment (as defined in the Existing Peraton Second Lien Credit Agreement), duly executed by each Lender, the Loan Parties and the Second Lien Administrative Agent, which shall contain terms and conditions consistent with this Second Lien Incremental Facility Term Sheet and will not contain any condition to funding other than the Specified Conditions. Further, to the extent any term referenced in the in Existing Peraton Second Lien Credit Agreement has a corresponding term in the Peraton First Lien Credit Agreement that is modified or removed pursuant to the “flex” provisions or otherwise “tightened” (i.e. made less favorable to, or more restrictive on, Holdings, the Borrower or any of the Borrower’s subsidiaries) in the course of syndication of the First Lien Facilities, such term in Existing Peraton Second Lien Credit Agreement shall be deemed to be modified or removed (or “tightened”) in a corresponding manner.

Annex II - 3

Representations and Warranties:	As set forth in the Existing Peraton Second Lien Credit Agreement, modified to reflect the Transactions.

Affirmative Covenants:	As set forth in the Existing Peraton Second Lien Credit Agreement.

Negative Covenants:	As set forth in the Existing Peraton Second Lien Credit Agreement

Financial Covenant:	None.

Events of Default:	As set forth in the Existing Peraton Second Lien Credit Agreement

Assignments and Participations:	As set forth in the Existing Peraton Second Lien Credit Agreement.

Expenses and Indemnification:	As set forth in the Existing Peraton Second Lien Credit Agreement

Yield Protection, Taxes and Other Deductions:	As set forth in the Existing Peraton Second Lien Credit Agreement

Voting:	As set forth in the Existing Peraton Second Lien Credit Agreement.

Amend and Extend Provisions:	As set forth in the Existing Peraton Second Lien Credit Agreement.

Unrestricted Subsidiaries:	As set forth in the Existing Peraton Second Lien Credit Agreement.

EU/UK Bail-in Provisions:	As set forth in the Existing Peraton Second Lien Credit Agreement.

Governing Law and Forum:	The laws of the State of New York.

Counsel:	Cahill Gordon & Reindel LLP.

Annex II - 4

ANNEX III

PROJECT JAGMAN
CONDITIONS TO CLOSING

The commitment of the Initial Lenders under the Commitment Letter with respect to the funding of the Facilities are subject solely to the satisfaction or waiver of each of the conditions precedent set forth below (in each case subject to the Certain Funds Provisions).

1.          Subject to the Certain Funds Provisions, (a) the Facility Documentation shall have been executed and delivered by the relevant Loan Parties, (b) with respect to the First Lien Facilities only, the First Lien Administrative Agent shall have received all documents and instruments necessary to establish that the First Lien Collateral Agent will have perfected security interests in the Collateral to the extent required by (and subject to the liens permitted under) the First Lien Facility Documentation, (c) with respect to the Second Lien Incremental Term Facility only, the Second Lien Collateral Agent shall have received all documents and instruments necessary to establish that the Second Lien Collateral Agent will have perfected security interests in the Collateral to the extent required by (and subject to the liens permitted under) the Second Lien Term Facility Documentation and (d) the Administrative Agents shall have received (i) customary officers’ certificates and notices of borrowing, (ii) customary good standing certificates, organizational documents and authorizing resolutions of the Loan Parties, (iii) a solvency certificate, substantially in the form set forth in Exhibit A attached to this Annex III and (iv) customary legal opinions with respect to Holdings, Borrower and all other material Loan Parties; provided that such notices and certifications shall not include any representation or statement as to absence (or existence) of any default or event of default or a bring down of representations and warranties (except as contemplated by paragraph 2 below).

2.          [Reserved.]

3.          The conditions set forth in paragraphs 2 (solely as relates to the “Acquisition Agreement Representations” referred to therein), 3, 4 (without giving effect to any consent of the “Lead Arrangers” referred  to therein) and 6 of the Jaguar Commitment Letter (as in effect on the date hereof) shall have been satisfied on the closing date of the Jaguar Acquisition.

4.          The Jaguar Acquisition shall be consummated substantially concurrently with or prior to the initial funding of the Facilities in accordance in all material respects with the Jaguar Acquisition Agreement (as of the date of the Original Commitment Letter), without waiver or amendment thereto agreed to by Intermediate Holdings or any of its subsidiaries that is materially adverse to the Lead Arrangers and the Lenders (in their capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that none of the following is materially adverse to the Lead Arrangers and the Lenders: (x) a reduction in the consideration payable under the Jaguar Acquisition Agreement, so long as any such reduction shall be applied first to reduce the Equity Contribution to the Minimum Equity Contribution Amount, and second to reduce the Equity Contribution, the First Lien Incremental Term Facility and the Second Lien Incremental Term Facility on a pro rata basis and (y) any increase in such consideration payable under the Jaguar Acquisition Agreement so long as such increase is not funded with additional indebtedness (other than amounts available to be drawn on the Closing Date from the Facilities).   The commitments under the Jaguar Commitment Letter shall have terminated in full (whether or not any funding has occurred thereunder).
Annex III - 1

5.          Prior to or substantially concurrently with the initial funding of the Facilities (a) Holdings shall receive the Minimum Equity Contribution Amount, (b) the Jaguar Contribution shall be made and (c) (x) all indebtedness of Jaguar and its subsidiaries under the Credit Agreement, dated as of December 12, 2018, as amended by the First Amendment, dated as of December 12, 2018 and the Second Amendment, dated as of August 13, 2019, by and among Jaguar, the guarantors party thereto, the lenders party thereto and MUFG Bank Ltd., as administrative agent and (y) if any funding of the Facilities (as defined in the Jaguar Commitment Letter) (the “Jaguar Facilities”) has occurred or if Jaguar Holdings or any of its subsidiaries has incurred any other debt to finance the Jaguar Acquisition or the “Refinancing” (as defined in the Jaguar Commitment Letter), such Jaguar Facilities and/or such other debt, in the case of each of clauses (x) and (y), as amended, restated, amended and restated, supplemented or modified from time to time, shall be discharged in full on the Closing Date, and all related commitments and security (if any) shall be terminated and released (or arrangements with respect thereto reasonably satisfactory to the Lead Arrangers shall have been made) (the “Refinancing”).

6.          At least three (3) business days prior to the Closing Date, Borrower and each of the Guarantors shall have provided to the Lenders the documentation and other information theretofore reasonably requested in writing by the Lenders at least ten (10) business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

7.          All fees payable to the Lenders, the Commitment Parties and the Administrative Agents on the Closing Date pursuant to the Commitment Letter and the Fee Letter and all costs and expenses invoiced at least three (3) business days prior to the Closing Date, in each case, to the extent required to be paid on or before the Closing Date pursuant to the Commitment Letter and the Fee Letter, shall be paid on or prior to the Closing Date (which amounts may be offset against the proceeds of the initial borrowing under the applicable Facilities).

8.          The Commitment Parties shall have received (a) audited consolidated balance sheets, statements of operations and statements of cash flows of P Corp. as of and for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 and unaudited consolidated balance sheets, statements of operations of P Corp. for each fiscal quarter of P Corp. ending after December 31, 2020 and at least 45 days prior to the Closing Date, (b) audited consolidated balance sheets and statements of operations of the Dutchman Acquired Business as of and for the fiscal years ended closest to December 31, 2019 and December 31, 2020 and (c) audited consolidated balance sheets, statements of operations, statements of shareholders’ equity and statements of cash flows of Jaguar as of and for the fiscal years ended March 31, 2018, March 31, 2019, March 31, 2020 and, if the Closing Date ends more than 90 days after March 31, 2021, March 31, 2021 and unaudited consolidated balance sheets, statements of operations, statements of shareholders’ equity and statements of cash flows of Jaguar for the fiscal quarter and nine month period ending December 31, 2020. The Commitment Parties shall be deemed to have received the financial statements of Jaguar described in clause (c) to the extent they have been filed as part of Jaguar’s annual report on Form 10-K or quarterly reports on Form 10-Q (or any amendment thereto) pursuant to the Securities Exchange Act of 1934.
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9.          In the case of the First Lien Incremental Term Facility only and solely in connection with the exercise of clause (j) of “Market Flex” in the Fee Letter, Borrowers shall have engaged one or more investment banks referred to in the Fee Letter (collectively, the “Investment Bank”) to privately place the Securities referred to therein, and, if requested by the Majority First Lien Arrangers (as defined in the Fee Letter) at least 10 calendar days (excluding July 4, 2021 and July 5, 2021 as calendar days for such purposes) prior to the Closing Date, the Investment Bank shall have received (i) a preliminary offering memorandum or private placement memorandum for the issuance of such Securities in customary form for offering memoranda used in Rule 144A “private for life” placements of debt securities (“144A Offerings”) (other than a “description of notes” and information customarily provided by the Investment Bank or its counsel or advisors), including (or incorporating by reference) the financial statements required by paragraph 8 above (which shall have been prepared in compliance with Regulation S-X of the Securities Act (with exceptions customary for 144A Offerings, including, without limitation, those specified below), and shall include business information and other financial data, in each case customary for 144A Offerings) (it being understood that, in each case, the foregoing will not require consolidating financial statements, “segment reporting,” separate subsidiary financial statements and other financial statements and data that would be required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (but will include customary narrative disclosure regarding select guarantor and non-guarantor financial metrics), Item 302 of Regulation S-K, Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosures required by SEC Release No. 33-8732A and other exceptions customary for 144A Offerings or any other information with respect to the Acquired Businesses not required to be provided to (and not otherwise available to) Borrowers (or one of their direct or indirect wholly owned subsidiaries) pursuant to the Acquisition Agreement) (collectively, the “Offering Document”), and (ii) drafts of customary “comfort letters” (including customary “negative assurance” comfort) by the independent registered public accountants of (i) Holdings, (ii) the Dutchman Acquired Business and (iii) Jaguar, which such accountants are prepared to deliver upon completion of customary procedures, in form and substance customary for 144A Offerings.  If requested by the Majority First Lien Arrangers (as defined in the Fee Letter) at least 25 days (excluding July 4, 2021 and July 5, 2021 as days for such purposes) prior to the Closing Date, the Investment Bank shall have been afforded a period of 15 consecutive calendar days to seek to place such Securities with qualified purchasers thereof (the “Marketing Period”); provided that July 4, 2021 and July 5, 2021 shall be excluded as calendar days for such purposes.  If Borrower believes that they have fulfilled the obligation to deliver the Offering Document, they may deliver to the First Lien Lead Arrangers written notice to that effect (stating that Borrower believes it completed such delivery and specifying the date of such delivery), and the Marketing Period shall be deemed to have commenced on the date of delivery specified in such notice, unless the First Lien Lead Arrangers in good faith reasonably believe that Borrower has not completed delivery of such Offering Document and, within three business days after its receipt of such notice from Borrower, the First Lien Lead Arrangers deliver a written notice to Borrowers to that effect (stating with reasonable specificity in what respect the Offering Document is inadequate or incomplete), in which case the Offering Document shall thereafter be deemed to be delivered immediately upon the delivery by Borrower of information, revisions or other provisions that address the points contained in the notice from the First Lien Lead Arrangers.
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 Exhibit A to
ANNEX III

Form of Solvency Certificate

[Date]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [__] of the [list relevant loan agreement], dated as of [______], 2021, by and among [       ] (the “Borrowers”), [    ] (“Holdings”), the lending institutions from time to time parties thereto and [     ], as the Administrative Agent.   Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

                          , the [Chief Financial Officer] [specify other officer with equivalent duties] of Holdings (after giving effect to the Transactions to occur on the Closing Date), DOES HEREBY CERTIFY, on behalf of Holdings and not in any individual or personal capacity, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.          The sum of the present debt and liabilities (including subordinated and contingent liabilities) of Holdings and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Holdings and its subsidiaries, on a consolidated basis.

2.          The present fair saleable value of the assets of Holdings and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the debt and liabilities (including subordinated and contingent liabilities) of Holdings and its subsidiaries, on a consolidated basis, as they become absolute and matured.

3.          The capital of Holdings and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business (taken as a whole) as contemplated on the date hereof and as proposed to be conducted following the Closing Date.

4.          Holdings and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.          For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

The undersigned is familiar with the business and financial position of Holdings and its subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its subsidiaries after consummation of the transactions contemplated by the Commitment Letter to occur on the Closing Date.

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